Exhibit 10.1
PRIDE INTERNATIONAL, INC.
AMENDED AND RESTATED EMPLOYMENT/
NON-COMPETITION/
CONFIDENTIALITY AGREEMENT
IMRAN TOUFEEQ

AMENDED AND RESTATED EMPLOYMENT/
NON-COMPETITION/CONFIDENTIALITY AGREEMENT

DATE:	The date of execution set forth below.

COMPANY/EMPLOYER:	Pride International, Inc.,
a Delaware corporation
5847 San Felipe, Suite 3300
Houston, Texas 77057

EMPLOYEE:	Ron Toufeeq
                    This Amended and Restated Employment/Non-Competition/Confidentiality Agreement by and between Pride International, Inc. (the “Company” and as further defined below) and Ron Toufeeq (“Employee”) (together the “Parties”), effective as of the date set forth in Section 2.04 below (the “Agreement”), is made on the terms as herein provided.
PREAMBLE
                    WHEREAS, the Parties previously entered into an employment agreement effective as of March 15, 2004 (the “Prior Agreement”) and wish to hereby supersede the Prior Agreement and amend and restate the rights and obligations of the Parties with regard to Employee’s employment with the Company in this Agreement; and
                    WHEREAS, Employee is willing to enter into this Agreement upon the terms and conditions and for the consideration set forth herein.
AGREEMENT
                    NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Parties agree as follows:
I.	PRIOR AGREEMENTS/CONTRACTS

As of the Effective Date, the Prior Agreement is hereby amended, modified and superseded by this Agreement insofar as future employment, compensation, non-competition, confidentiality, accrual of payments or any form of compensation or benefits from the Company are concerned. This Agreement does not release or relieve the Company from its liability or obligation with respect to any compensation, payments or benefits already accrued to Employee for service prior to the Effective Date, nor to any vesting of benefits or other rights which are attributable to length of employment, seniority or other such matters. This Agreement does not relieve Employee of any prior non-competition or confidentiality obligations and agreements and the same are hereby modified and amended as to future matters and future confidentiality even as to matters accruing prior to the Effective Date hereof.

II.	DEFINITION OF TERMS

Words used in the Agreement in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.
2.01	COMPANY. Company means Pride International, Inc., a Delaware corporation, as the same presently exists, as well as any and all successors and assigns, regardless of the nature of the entity or the state or nation of organization, whether by reorganization, merger, consolidation, absorption or dissolution. For the purpose of the Agreement, Company includes all subsidiaries and affiliates of the Company to the extent such subsidiary and/or affiliate is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company.

2.02	EXECUTIVE/OFFICER/EMPLOYEE. Executive/Officer/Employee means Ron Toufeeq.

2.03	OFFICE/POSITION/TITLE. The Office, Position and Title for which Employee is employed is that of Senior Vice President, Asset Management and Engineering of the Company and carries with it such duties, responsibilities, rights, benefits and privileges as may reasonably be assigned to Employee as are customary and usual for such position. Employee and the Company agree that the Company may re-assign Employee to another office, position and/or title, subject to Employee’s rights if such a re-assignment and subsequent termination of employment by Employee constitutes a Termination, including a Constructive Termination, under Section 2.08 of this Agreement.

2.04	EFFECTIVE DATE. The Agreement becomes effective and binding as of December 31, 2008.

2.05	CHANGE IN CONTROL. The term “Change in Control” of the Company shall mean, and shall be deemed to have occurred on the date of the first to occur of any of the following:
a.	there occurs a change in control of the Company of the nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A or Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934 as in effect on the date of the Agreement, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serve similar purposes;

b.	any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding securities;

c.	individuals who, as of the date hereof, constitute the members of the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board of Directors of the Company (the “Board”), provided that any director who was nominated for election or was elected with the approval of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

d.	the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former stockholders of the Company prior to such merger or consolidation;

e.	the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person; or

f.	a Merger Protection Change in Control (as hereinafter defined) shall have occurred.
2.06	MERGER PROTECTION CHANGE IN CONTROL. The term “Merger Protection Change in Control” shall mean, and shall be deemed to have occurred on, the date the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby at least fifty percent (50%) but not more than sixty-six percent (66%) of the total voting power of the surviving corporation is represented by shares held by former stockholders of the Company immediately prior to such merger or consolidation.

2.07	CHANGE IN CONTROL TERMINATION. The term “Change in Control Termination” shall mean a Termination (i) within two (2) years following the date of a Change in Control which occurs for any reason other than a Merger Protection Change in Control or (ii) within one (1) year following the date of a Merger Protection Change in Control.

2.08	TERMINATION. The term “Termination” shall mean termination of the employment of Employee with the Company (including Disability) for any reason other than (i) Cause, (ii) Voluntary Resignation, or (iii) death. Termination includes “Constructive Termination” as described below. Termination includes termination at the end of any “Employment Period” due to non-renewal or failure to extend this Agreement for any reason except for Cause or because Employee has reached age 65 prior to the end of the Employment Period. Notwithstanding any provision hereof to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Employment Period (including any extended term) and the Company has no obligation to deliver advance notice of termination of employment, except such notice as is otherwise required for a termination for Cause.
a.	The term “Disability” means physical or mental incapacity qualifying Employee for a long-term disability under the Company’s long-term disability plan. If no such plan exists on the date on which a relevant determination is being made, the term “Disability” means physical or mental incapacity as determined by a doctor jointly selected by Employee and the Board qualifying Employee for long-term disability under reasonable employment standards.

b.	The term “Cause” means: (i) the willful and continued failure of Employee substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) after a written demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which the Board believes he has not substantially performed his duties, (ii) willful misconduct materially and demonstrably injurious to the Company, (iii) intentional action, materially and demonstrably injurious to Company, which Employee knows would not comply with the laws of the United States or any other jurisdiction applicable to Employee’s actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes, or (iv) material violation of one or more of the covenants in Article V (except violation of the covenant not to compete after termination of employment after Change in Control as discussed herein). No act or failure to act by Employee shall be considered “willful” unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The unwillingness of Employee to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, or other action by or at request of the Company in respect of his position, authority, or responsibility that is contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by Employee. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause for purposes of the Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-fourths of the entire Board at a meeting of the Board called and held (after a notice to Employee identifying in reasonable detail the manner in which Company believes

Cause exists and an opportunity for Employee and his counsel to prepare for and to be heard before the Board) for the purpose of considering whether Employee has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for Cause hereunder, finding that, in the good faith opinion of the Board, Employee has been guilty thereof, and specifying the particulars thereof.

c.	The term “Constructive Termination” means any circumstance by which the actions of the Company either reduce or change Employee’s title, position, duties, responsibilities or authority to such an extent or in such a manner as to relegate Employee to a position not substantially similar to that which he held prior to such reduction or change and which would degrade, embarrass or otherwise make it unreasonable for Employee to remain in the employment of the Company; and includes a violation by the Company of the employment provisions and conditions of this Agreement.

d.	The term “Voluntary Resignation” shall mean any termination of employment by Employee for any reason other than one or more of the following:
(i)	Employee’s resignation or retirement is requested by the Company other than for Cause;

(ii)	Any significant adverse change in the nature or scope of Employee’s position, authorities or duties from those described in this Agreement;

(iii)	Any (a) reduction in Employee’s total base salary, (b) reduction in Employee’s bonus target award level specified in Section 3.04(b), or (c) material reduction in Employee’s benefits other than equity or long-term incentive awards or actual bonus award payouts, in all cases from the levels then in effect immediately prior to such reduction;

(iv)	The material breach by the Company of any other provision of this Agreement;

(v)	Any requirement of the Company that Employee relocate more than 50 miles from downtown Houston, Texas;

(vi)	Any action by the Company which would constitute Constructive Termination; or

(vii)	Notice by the Company of non-renewal of the Agreement contrary to the wishes of Employee, if such non-renewal would be effective prior to the expiration of the Employment Period during which Employee attains age 65.

2.09	CUSTOMER. The term “Customer” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

2.10	MAXIMUM BONUS. The term “Maximum Bonus” shall mean the maximum amount of compensation Employee may earn under the Company’s annual bonus incentive plan for the fiscal year in which the Termination occurs, or if the Company has not specified a maximum amount for such year, for the last year in which the Company had specified such a maximum amount; provided, however, that in no event shall “Maximum Bonus” mean an amount less than two (2) times Target Bonus.

2.11	TARGET BONUS. The term “Target Bonus” shall mean Employee’s target bonus under the Company’s annual bonus incentive plan for the fiscal year in which Termination occurs or, if the Company has not specified a target bonus for such year, for the last year in which the Company had specified such a target bonus.
III.	EMPLOYMENT
3.01	EMPLOYMENT. Except as otherwise provided in the Agreement, the Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company for the Employment Period. During the Employment Period, Employee shall exercise such position and authority and perform such responsibilities as are commensurate with the position to which he is assigned and as directed by his supervisor.

3.02	BEST EFFORTS AND OTHER EMPLOYMENT OBLIGATIONS OF EMPLOYEE; BUSINESS EXPENSES AND OFFICE AND OTHER SERVICES.
a.	During the Employment Period, Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Said duties shall be rendered at Houston, Texas, and such other place or places within or without the State of Texas as the Company and Employee shall agree.

b.	During the Employment Period, Employee shall devote his normal and regular business time, attention and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Employee performed for the Company. Such employment shall be considered “full time” employment. Employee shall also have the right to devote such incidental and immaterial amounts of his time which are not required for the full and faithful performance of his duties hereunder to any outside activities and businesses which are not being engaged in by the Company and which shall not otherwise interfere with the performance of his duties hereunder. Notwithstanding the foregoing, it shall not be a violation of the Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities hereunder. Employee shall have the right to make investments in any business provided such investment does not result in a violation of Article V of the Agreement.

c.	Employee acknowledges and agrees that, in connection with his employment relationship with the Company, Employee owes a fiduciary duty to the Company. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

d.	During and after the Employment Period, Employee agrees not to make any disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate or to take any action (or assist any person in taking any other action), in each case, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law. During and after the Employment Period, the Company and its affiliates, officers and directors agree to refrain from any disparaging comments about Employee; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by the Company and its affiliates, officers and directors to any state or federal law enforcement agency or require notice to Employee thereof, and the Company and its affiliates, officers and directors will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law. Nothing in this Section, express or implied, is intended to or shall confer upon any person other than Employee, the Company or any subsidiary or affiliate of the Company any right benefit or remedy of any nature whatsoever under or by reason of this Agreement.

e.	During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the most favorable policies, practices and procedures of the Company as in effect from time to time. Such reimbursement shall be made subject to the terms and conditions of the Company’s policy on the earlier of (i) the date specified in the Company’s policy or (ii) to the extent the reimbursement is taxable and subject to Section 409A (as defined in Section 6.04), no later than December 31 of the calendar year next following the calendar year in which the expense was incurred.

f.	During the Employment Period, the Company shall furnish Employee with office space, secretarial assistance and such other facilities and services as shall be suitable to Employee’s position and adequate for the performance of Employee’s duties hereunder.
3.03	TERM AND EMPLOYMENT PERIOD. The period of Employee’s employment with the Company (the “Employment Period”) that commenced in accordance with the terms of the Prior Agreement will end on the date of Employee’s termination of employment. The term of this Agreement shall commence on the Effective Date and end at 12:00 o’clock midnight on March 15th, 2010; thereafter, the term of the Agreement will be automatically extended for successive terms of one (1) year commencing on March 15th of each year; unless the Company or Employee gives written notice to the other that the Agreement will not be renewed or continued after the next scheduled expiration date which is not less than one (1) year after the date that the notice of non-renewal was given. Notwithstanding the above, this Agreement will automatically expire at the end of the term during which Employee attains age 65. Immediately upon termination of employment with the Company, Employee agrees to resign from all officer and director positions held with the Company and its affiliates.

3.04	COMPENSATION AND BENEFITS. During the Employment Period, Employee shall receive the following compensation and benefits:
a.	The Company shall pay or cause to be paid to Employee an annual base salary of not less than the amount in effect as of the Effective Date, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company’s regular executive compensation practices (such salary, as in effect from time to time, the “Annual Base Salary”). The Board will review the Annual Base Salary at least annually.

b.	Employee will be eligible to participate on a reasonable basis, subject to the Company’s discretion as to the level of actual awards, in annual bonus, stock option, equity and incentive compensation plans which provide opportunities to receive compensation in addition to his Annual Base Salary which are at least equal to the opportunities provided by the Company for executives with comparable duties. Employee will be eligible to participate in the Company’s annual bonus incentive plan at a target award level of not less than 60% of Annual Base Salary. The Company agrees that during and after the term of this Agreement, the provisions of any equity award between Employee and the Company, whether outstanding at the Effective Date or subsequently awarded, shall be deemed modified by the express provisions of this Agreement pertaining to equity awards including, but not limited to, vesting, and, for purposes of determining whether a stock option award is forfeited due to “serious misconduct,” serious misconduct shall be determined in accordance with the standards and definition of “Cause” as defined herein.

c.	Employee will be entitled to receive and participate in employee benefits (including, but not limited to, medical, life, health, accident and disability insurance and disability benefits) and perquisites which are at least equal to those provided by the Company to executives with comparable duties.

d.	Employee will receive paid vacation days each year to the same extent as provided to executives with comparable duties, in accordance with Company policy and practices.

e.	The Company shall pay or cause to be paid to Employee a monthly automobile allowance in an amount not less than $750.00.

f.	Employee will participate, or if dependent on Employee’s election, will be eligible to participate in all other executive incentive stock and benefit plans approved and offered by the Company.
3.05	TERMINATION WITHOUT CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Employment Period. In the event of a Termination that does not otherwise entitle Employee to payments and benefits under Article IV, the Company shall, sixty (60) days following such Termination, or at such other time(s) specified in this Section 3.05 or Section 6.04, and in exchange for a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”), pay or provide (or cause to be paid or provided) to Employee (or his designee or estate, as determined under Section 6.10, in the event of death after Termination and prior to satisfaction of the Company’s obligations in this Section 3.05):
a.	An amount equal to one (1) full year of his base salary, which base salary is here defined as the greater of (i) twelve (12) times the gross monthly salary in effect for Employee immediately preceding his date of Termination or (ii) the highest annual base salary paid to Employee during any of the three (3) years immediately preceding his date of Termination. Upon payment of this amount, there shall be deducted only such minimum amounts as may be required by law to be withheld for taxes and other applicable deductions.

b.	The Company shall provide to Employee for a period of one (1) full year following the date of his Termination, health care, life, accident and disability insurance which are not less than the highest benefits furnished to Employee during the term of the Agreement at a cost to Employee as if he had remained a full time employee. If Section 6.04a. applies to the provision of any of the insurance described in this Section 3.05b., then Employee shall pay the cost of such insurance premiums in the amount and for the period of time proscribed by the application of Section 6.04a., subject to reimbursement by the Company as described therein.

c.	An amount equal to the sum of (i) the Target Bonus, plus (ii) if Employee experiences a Termination on or after January 1st, but before the date on which awards are paid, if any, pursuant to achievement of performance goals set under the Company’s annual bonus incentive plan for the year immediately preceding the year in which Employee’s Termination occurs, an amount, subject to the Company’s discretion as set forth under the Company’s annual bonus incentive plan and paid at the same time the Company pays bonuses to similarly situated employees under such plan, equal to the amount Employee would have earned if Employee had remained employed with the Company until the date such awards would otherwise have been paid, plus (iii) a pro-rata portion of the award for the year in which Termination occurs, if any, earned by the achievement of performance goals set under the Company’s annual bonus incentive plan and paid at the same time the Company pays bonuses to similarly situated employees under such plan; provided, however, that if Employee has timely deferred his applicable award under a Company plan, such payment due Employee under this subparagraph shall be paid in accordance with the terms of the deferral.

d.	All stock options and awards to which Employee is entitled will immediately vest and the time for exercising any option will extend for 120 days following such termination of employment, or such later date as shall be specified in the applicable plan and award agreement; provided, however, that in no event shall the time for exercising an option extend beyond the original term of the option.

e.	The “Compensation and Benefits” Section hereof shall be applicable in determining the payments and benefits due Employee under this Section and if Termination occurs after a reduction in all or part of Employee’s total compensation or benefits, the lump sum severance allowance and other compensation and benefits payable to him pursuant to this Section shall be based upon his compensation and benefits before the reduction.

f.	If any provision of this Section cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit or other plan or arrangement of the Company because Employee has ceased to be an actual employee of the Company, due to insufficient or reduced credited service based upon his actual employment by the Company or because the plan or arrangement has been terminated or amended after the Effective Date, or for any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Employee, his dependents, beneficiaries and estate as if Employee’s employment had not been terminated.

g.	All life, health, hospitalization, medical and accident benefits available to Employee’s spouse and dependents shall continue for the same term as Employee’s benefits. If Employee dies after Termination, any such benefits will continue for a term of one (1) year (or two (2) years if Article IV applies) after the date of death of Employee. If Section 6.04a. applies to the provision of any of the insurance coverage described in this Section 3.05g., then Employee shall pay the cost of such insurance premiums in the amount and for the period of time proscribed by the application of Section 6.04a. and subject to reimbursement by the Company described therein.

h.	The Company’s obligation under this Section to pay or provide health care, life, accident and disability insurance to Employee, Employee’s spouse and Employee’s dependents shall be reduced when and to the extent any such benefits are paid or provided to Employee by another employer; provided, however, that Employee shall have all rights, if any, afforded to retirees to convert group life insurance coverage to the individual life insurance coverage as, to the extent of, and whenever his group life insurance coverage under this Section is reduced or expires. Apart from this subparagraph, Employee shall have and be subject to no obligation to mitigate.

i.	The Company shall deduct applicable withholding taxes in performing its obligations under this Section.
A sample form of Release is attached as Exhibit A. Employee acknowledges that the Company retains the right to modify the required form of the Release as the Company deems necessary in order to effectuate a full and complete release of claims against the Company, its affiliates, officers and directors. Notwithstanding any provision herein to the contrary, if Employee has not delivered to the Company an executed Release on or before the fiftieth (50th) day after the date of Termination, Employee shall forfeit all of the payments and benefits described in this Section 3.05, other than the benefit, if any, described in Section 3.05c.(ii), subject to Employee’s rights under Section 6.01b.; provided, however, that Employee shall not forfeit such amounts if the Company has not delivered to Employee the required form of Release on or before the 25th day following the date of Termination.

Nothing in this Section is intended, nor shall be deemed or interpreted, to be an amendment to any compensation, benefit or other plan of the Company. In the event of

Employee’s Termination without a Change in Control, Employee is entitled only to the termination payments and benefits described in this Section 3.05 pursuant to this Agreement, without limiting rights, if any, under any other plan or arrangement. To the extent the Company’s performance under this Section includes the performance of the Company’s obligations to Employee under any other plan or under another agreement between the Company and Employee, the rights of Employee under such other plan or other agreement, which are discharged under the Agreement, are discharged, surrendered, or released pro tanto.
IV.	CHANGE IN CONTROL
4.01	EXTENSION OF EMPLOYMENT PERIOD. The Employment Period and term of this Agreement shall be immediately and without further action extended for a term of two (2) years following the effective date of the Change in Control and will expire at 12:00 o’clock midnight on the last day of the month following two (2) years after the Change in Control; provided, however, that if the Change in Control is solely on account of a Merger Protection Change in Control, the Employment Period and term of this Agreement shall be extended for one (1) year following the effective date of the Merger Protection Change in Control. Thereafter, the Employment Period and term of this Agreement will be extended for successive terms of one (1) year each, unless terminated, all in the manner specified in Section 3.03.

4.02	CHANGE IN CONTROL TERMINATION PAYMENTS AND BENEFITS. In the event Employee has a Change in Control Termination, the Company shall pay or provide (or cause to be paid or provided) to Employee all of the payments and benefits specified in Section 3.05 (the “Termination Without Change in Control” Section) at the same time and in the same manner therein specified except as amended and modified below:
a.	The salary and benefits specified in Section 3.05a. will be paid based upon a multiple of two (2) years (instead of one (1) year).

b.	Life, health, accident and disability insurance specified in Section 3.05b. will be provided until (i) Employee becomes reemployed and receives similar benefits from a new employer or (ii) two (2) years after the date of the Change in Control Termination, whichever is earlier.

c.	An amount equal to two (2) times the Maximum Bonus, instead of the benefits provided in Section 3.05c. hereof.

d.	If Employee experiences a Termination on or after January 1st, but before the date on which awards are paid, if any, pursuant to achievement of performance goals set under the Company’s annual bonus incentive plan for the year immediately preceding the year in which Employee’s Termination occurs, an amount, subject to the Company’s discretion as set forth under the Company’s annual bonus incentive plan and paid at the same time the Company pays bonuses to similarly situated employees under such plan, equal to the amount Employee would have earned if Employee had remained employed with the Company until the date such awards would otherwise have been paid.

e.	Section 3.05d. is modified such that the time for exercising any option will extend to the later of (i) the date that is two (2) years after the date of the Change in Control or (ii) the date that is 120 days after the date of Employee’s Change in Control Termination; provided, however, that in no event shall the time for exercising an option extend beyond the original term of the option.
In the event of Employee’s Change in Control Termination or resignation under Section 4.03, Employee is entitled only to the termination payments and benefits described in this Section 4.02.

The Parties agree that in the event of a Change in Control, no later than the date of, but prior to, the Change in Control, the Company shall deposit the amounts specified in Section 4.02a. and Section 4.02c. into an irrevocable grantor trust, established by the Company prior to the Change in Control with a duly authorized bank or corporation with trust powers (“Rabbi Trust”). The expenses of such Rabbi Trust shall be paid by the Company. Any amounts due to Employee under this Section 4.02 or Section 4.03 shall first be satisfied by the Rabbi Trust and the remaining obligations shall be satisfied by the Company at the same time and in the same manner described in Section 3.05.

4.03	VOLUNTARY RESIGNATION UPON CHANGE IN CONTROL. Notwithstanding any provision herein to the contrary, if Employee voluntarily resigns his employment within six (6) months after a Change in Control that does not constitute a Merger Protection Change in Control (whether or not the Company may be alleging the right to terminate employment for Cause), the Company shall pay or provide (or cause to be paid or provided) to Employee the same payments, compensation and benefits as if he had had a Change in Control Termination on the date of resignation after Change in Control.
V.	NON COMPETITION AND PROTECTION OF CONFIDENTIAL INFORMATION
5.01	CONSIDERATION. Employee recognizes and agrees that all of the businesses in which the Company is engaged are highly competitive and that the Company’s trade secrets and other confidential information, along with personal contacts, are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present Customers and protecting the business of the Company. Employee, therefore, agrees that in exchange for the Company providing and continuing to provide trade secrets and other confidential information, Employee agrees to the non-competition and confidentiality obligations and covenants outlined in this Article V.

5.02	NON-COMPETITION. In exchange for the consideration described above in Section 5.01, Employee agrees that during the Employment Period and for a period of six (6) months after the end of the Employment Period (unless his employment is terminated due to a Change in Control Termination with the right to receive payments and benefits under Article IV, in which event there will be no covenant not to compete and the noncompete covenants and obligations herein will terminate on the date of termination of Employee), Employee will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:
a.	work for, become an employee of, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the drilling and workover of oil and gas wells within the geographical area described in this Section 5.02 and (ii) actually competes to a substantial extent with the Company; or

b.	provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which Employee had direct or indirect supervision or control, within one (1) year preceding Employee’s termination of employment, to or from any person, firm or entity which was a Customer for such products or services of the Company during the one (1) year preceding such termination from whom the Company had solicited business during such one (1) year; or

c.	solicit, aid, counsel or encourage any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

d.	employ, directly or indirectly, permit the employment of, contract for services or work to be performed by, or otherwise use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within two (2) years after the date of termination of employment of Employee with the Company or within two (2) years after such officer, director, employee or individual terminated employment with the Company, whichever period expires earlier; provided however, Employee can seek written consent from the Company to hire an officer, director, employee or individual who has terminated employment with the Company, and Company consent will not be unreasonably withheld.
The geographical area within which the non-competition obligations and covenants of the Agreement shall apply is that territory within two hundred (200)

miles of (i) any of the Company’s present offices, (ii) any of the Company’s present rig yards or rig operations and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig yard, a rig operation, or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.

5.03	CONFIDENTIALITY/PROTECTION OF INFORMATION. Employee acknowledges that his employment with the Company has in the past and will, of necessity, continue to provide him with specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Employee will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, Employee may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of Employee’s duties as an employee of the Company, and Employee may not make use of any information of the Company after he is no longer an employee of the Company. Employee agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding Customers, Customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to or known by the general public, in any case other than as a result of Employee’s breach of this covenant. Employee further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by Employee, which contain any information relating to the Company’s business, and Employee agrees that he will neither make nor retain any copies of such materials after termination of employment. Notwithstanding any of the foregoing, nothing in the Agreement shall prevent Employee from complying with applicable federal and/or state laws. Notwithstanding any of the foregoing, Employee will not be liable for any breach of these confidentiality provisions (i) unless the same constitutes a material detriment to the Company, or due to the nature of the information divulged and the manner in which it was divulged and the person to whom it was divulged it would likely cause material damage to the Company or constitute a material detriment to the Company or (ii) if Employee discloses any such information as required by any subpoena or other legal process or notice or in any disposition, judicial or administrative hearing, or trial or arbitration (though Employee shall, to the extent permitted, give the Company notice of any such subpoena, process, or notice and will cooperate with all reasonable requests of the Company to obtain a protective order regarding, or to narrow the scope of, the information required to be disclosed).

5.04	COMPANY REMEDIES FOR VIOLATION OF NON-COMPETITION OR CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Employee herein, it is expressly agreed that:
a.	the terms and provisions of the Agreement are reasonable and constitute an otherwise enforceable agreement to which the provisions of this Article V are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52;

b.	the consideration provided by the Company under the Agreement is not illusory;

c.	the consideration given by the Company under the Agreement, including, without limitation, the provision and continued provision by the Company of trade secrets and other confidential information to Employee, gives rise to the Company’s interest in restraining and prohibiting Employee from engaging in the unfair competition prohibited by Section 5.02 and Employee’s promise not to engage in the unfair competition prohibited by Section 5.02 is designed to enforce Employee’s consideration (or return promises), including, without limitation, Employee’s promise to not use or disclose confidential information or trade secrets; and

d.	the injury suffered by the Company by a violation of any obligation or covenant in this Article V of the Agreement will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Article V of the Agreement, accordingly:
(i)	the Company shall be entitled to injunctive relief without the posting of a bond or other security to prevent violations thereof and to prevent Employee from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Employee from divulging any confidential information; and

(ii)	compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Employee, subject to the other provisions hereof.
5.05	TERMINATION OF BENEFITS FOR VIOLATION OF NON-COMPETITION AND CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. If Employee materially violates the confidentiality/protection of information and/or non-competition obligations and covenants herein or any other related agreement he may have signed as an employee of the Company, Employee agrees there shall be no obligation on the part of the Company to provide any payments or benefits (other than payments or benefits already earned or accrued) described in Section 3.05 of the Agreement, subject to the provision of Section 6.01 hereof. If Employee is terminated after a Change in Control with the right to receive payments and benefits under Article IV, there will be no withholding of benefits or payments due to a violation of the non-competition obligations hereof and Employee will not be bound by the non-competition provisions hereof.

5.06	REFORMATION OF SCOPE. If the provisions of the confidentiality and/or non-competition obligations and covenants should ever be deemed by a court of competent jurisdiction to exceed the time, geographic or occupational limitations permitted by the applicable law, such court may reform such provisions to the maximum time, geographic or occupational limitations permitted by the applicable law. Employee and the Company agree that such provisions as reformed shall be and are hereby binding and enforceable and the determination of whether Employee violated such obligation and covenant will be based solely on the limitation as reformed.
VI.	GENERAL
6.01	ENFORCEMENT COSTS.
a.	The Company is aware that upon the occurrence of a Change in Control, or under other circumstances even when a Change in Control has not occurred, the Board or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under the Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have the Agreement declared unenforceable, or may take, or attempt to take other action to deny Employee the benefits intended under the Agreement; or actions may be taken to enforce the non-competition or confidentiality provisions of the Agreement. In these circumstances, the purpose of the Agreement could be frustrated. It is the intent of the parties that Employee not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under the Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to Employee hereunder nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after the Effective Date, (x)(A) it should appear to Employee that (1) the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under the Agreement for the reason, (i) the Company regards the Agreement to be void or unenforceable, (ii) that Employee has violated the terms of the Agreement, or (iii) for any other reason, (2) that the Company (i) has purported to terminate, or is in the course of terminating Employee’s employment for Cause, or (ii) is withholding or is threatening to withhold payments or benefits, contrary to the Agreement, or (B) if the Company or any other person takes any action to declare the Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Employee the benefits provided or intended to be provided to him hereunder, and (y) Employee has acted in good faith to perform his obligations under the Agreement, then the Company irrevocably authorizes Employee from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights hereunder including, without limitation, representation in connection with termination of his employment or withholding of benefits or payments contrary to the Agreement or with the initiation or defense of any litigation or any other legal action, whether by or against Employee or the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall not withhold the periodic payments of attorney’s fees and expenses hereunder based upon any belief or assertion by the Company that Employee has not acted in good faith or has violated the Agreement. If the Company subsequently establishes to a court of competent jurisdiction that Employee was not acting in good faith and has violated the Agreement, Employee shall reimburse the Company for any and all amounts paid to Employee due to his actions not based on good faith and in violation of the Agreement. The reasonable fees and expenses of counsel selected from time to time by Employee hereinabove provided shall be paid or reimbursed to Employee by the Company, on a regular, periodic basis within thirty (30) days after presentation by Employee of a statement or statements prepared by such counsel in accordance with its customary practices; provided however that any such statement must be presented to the Company no later than six (6) months after the expense was incurred. Notwithstanding the foregoing, unless a Change in Control has occurred and Employee has experienced a termination of employment within two (2) years after such Change in Control, Employee shall be entitled to a maximum reimbursement of $50,000 in the calendar year in which Employee’s Termination occurs and $100,000 in each of the next two succeeding calendar years and any amount not used in one year shall not carry over to the next year. The right to reimbursement pursuant to this Section 6.01a. is not subject to liquidation or exchange for another benefit. Employee shall not be entitled to reimbursement under this Section 6.01 if he has executed a

Release and the request for reimbursement relates to claims waived or released under the Release.

b.	If a bona fide dispute regarding the right to, or amount of, benefits potentially payable to Employee pursuant to this Agreement, failure to timely execute a Release as described in Section 3.05 shall not cause the forfeiture of such benefits, pending a full or partial settlement of the matter between the Company and Employee or a final nonappealable judgment thereon.
6.02	INCOME, EXCISE OR OTHER TAX LIABILITY. Employee will be liable for and will pay all income tax liability by virtue of any payments made to Employee under this Agreement, as if the same were earned and paid in the normal course of business and not the result of a Change in Control and not otherwise triggered by the “golden parachute” or excess payment provisions of the Internal Revenue Code of 1986, as amended (the “Code”) as described below, which would cause additional tax liability to be imposed.
a.	Except as provided in Section 6.02b., if it is determined that any amount or payment in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code, or if not so defined therein, under such similar provision of the Code) paid or provided to or on behalf of Employee would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the amount of “parachute payments” (as defined in Section 280G of the Code) payable or required to be provided to Employee shall be automatically reduced (a “Reduction”) to the minimum extent necessary to avoid imposition of such Excise Tax. The parachute payments reduced shall be those that provide Employee the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata.

b.	Notwithstanding any provision herein to the contrary, if a Reduction under Section 6.02a. would result in the amount of parachute payments being reduced by ten percent (10%) or more of the aggregate parachute payments, then no Reduction shall apply and Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment (whether through withholding at the source or otherwise) by Employee of all federal, state or local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date the Gross-Up Payment is otherwise paid, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five (5) business days following the time that the amount of such excess is finally determined. Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the parachute payments.

c.	All determinations required to be made under this Section 6.02 shall be made by the accounting firm that was the Company’s independent auditor prior to the Change in Control or any other third party acceptable to Employee and the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and Employee. The Gross-Up Payment to Employee, if any, shall be made as soon as practicable after the date of the “parachute payment” to which such Gross-Up Payment relates and no later than December 31st of the year following the year during which Employee remits the related Excise Tax.

d.	Employee will cooperate with the Company to minimize the tax consequences to Employee and to the Company so long as the actions proposed to be taken by the Company do not cause any additional tax consequences to Employee and do not prolong or delay the time that payments are to be made, or reduce the amount of payments to be made, unless Employee consents in writing to any delay or deferment of payment.

Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:
1.	give the Company any information reasonably requested by the Company relating to such claim;

2. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

3.	cooperate with the Company in good faith in order to effectively contest such claim; and

4.	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after tax basis, for any Excise Tax, employment tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 6.02, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance to Employee the amount of such payment as an additional payment (the “Supplemental Payment”) (subject to possible repayment as provided in the next paragraph) as soon as practicable but no later than the date that any payment of taxes with respect to such claim is due. Notwithstanding the foregoing, if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002 or any applicable law, the Company may not advance the Supplemental Payment to Employee, the Company shall instead reimburse the Supplemental Payment to Employee, as soon as practicable and as permitted by applicable law but no later than 30 days after

Employee makes such payment. The Company shall indemnify and hold Employee harmless, on an after tax basis, from any Excise Tax, employment tax or income tax (including interest or penalties with respect thereto) imposed with respect to the Supplemental Payment or with respect to any imputed income with respect thereto; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross Up Payment or Supplemental Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by Employee of an amount provided by the Company pursuant to the foregoing provisions of this Section 6.02, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company complying with the requirements of this Section 6.02) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
6.03	PAYMENT OF BENEFITS UPON TERMINATION FOR CAUSE. If the termination of Employee is not within two (2) years after a Change in Control and is for Cause, the Company will have the right to withhold all payments other than (i) what is accrued and owing under the terms of any employee benefit plan maintained by the Company, and (ii) those specified in Section 6.01; provided however, that if a final judgment is entered finding that Cause did not exist for Employee’s termination, the Company will pay all benefits to Employee to which he would have been entitled had Employee’s termination not been for Cause, plus interest on all amounts withheld from Employee at the rate specified for judgments under Article 5069-1.05 V.A.T.S. but not less than ten percent (10%) per annum. If the termination for Cause occurs within two (2) years after a Change in Control (other than a Merger Protection Change in Control) or within one (1) year after a Merger Protection Change in Control, the Company shall not have the right to suspend or withhold payments to Employee under any provision of the Agreement until or unless a final judgment is entered upholding the Company’s determination that the termination was for Cause, in which event Employee will be liable to the Company for all amounts paid, plus interest at the rate allowed for judgments under Article 5069-1.05 V.A.T.S.

6.04	SECTION 409A. The Agreement is intended to comply with the provisions of Section 409A of the Code and applicable Treasury authorities (“Section 409A”) and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation under Section

409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A:
a.	With respect to life insurance coverage, Employee shall pay the full cost of such coverage and the Company shall reimburse to Employee the amount of the cost of the coverage that is excess of the then active employee cost for such coverage. With respect to any group health plan, for the period of time during which Employee would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a group health plan of the Company under Section 4980B of the Code if Employee elected such coverage and paid the applicable premiums (generally, 18 months), Employee shall pay the then active employee cost of the benefits as determined under the then current practices of the Company on a monthly basis, and thereafter, Employee shall pay the full cost of the benefits as determined under the then current practices of the Company on a monthly basis, provided that the Company shall reimburse Employee the excess of costs, if any, above the then active employee cost for such benefits. Any reimbursements by the Company to Employee required under this paragraph shall be made on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by Employee; provided that, before such reimbursement, Employee has submitted or the Company possesses the applicable and appropriate evidence of such expense(s). Any reimbursements provided during one taxable year of Employee shall not affect the expenses eligible for reimbursement in any other taxable year of Employee (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code) and the right to reimbursement under this paragraph shall not be subject to liquidation or exchange for another benefit or payment.

b.	Notwithstanding anything herein to the contrary, if Employee is a “specified employee,” as such term is defined in Section 409A, at the time of his termination of employment, any payments, reimbursements or benefits payable as a result of Employee’s Termination or Change in Control Termination shall not be payable before the earlier of (i) the date that is six months after Employee’s Termination or Change in Control Termination, as applicable, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. Any payments or reimbursements that otherwise would have been paid following Employee’s Termination and that are subject to this delay of payment under Section 409A shall, during such delay period, be accumulated and paid in a lump sum at the earliest date which complies with the requirements of Section 409A. In the case of a Change in Control Termination, such amounts shall be accumulated in the grantor trust as provided in Section 4.02 and paid in a lump sum as provided in Section 4.02, at the earliest date which complies with the requirements of Section 409A.

c.	Employee and the Company agree that no revision of the Agreement intended to comply with the terms of Section 409A and to avoid imposition of the applicable tax thereunder shall be deemed to adversely affect Employee’s rights or benefits in the Agreement.

d.	The Parties agree to cooperate to the fullest extent in pursuit of any available corrective relief, as provided under the terms of Internal Revenue Service Notice 2008-113 or any corresponding subsequent guidance, from the Section 409A additional income tax and premium interest tax.
6.05	REFORMATION DUE TO LAW DEVELOPMENTS. Employee acknowledges that the Company’s tax consequences as a result of Employee’s compensation under this Agreement are of significant interest to the Company and that developments involving relevant tax laws, rules and regulations could unfavorably impact the Company’s tax consequences. Employee agrees that he is obligated to consider in good faith any proposal by the Company to revise or reform his compensation structure hereunder if the Company advises Employee that such compensation structure has or will result in unfavorable tax consequences to the Company.

6.06	NON-EXCLUSIVE AGREEMENT. The specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement.

6.07	NOTICES. Notices, requests, demands and other communications provided for by the Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) via facsimile transmission or electronic mail, if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender, if to Employee, at the last address he has filed, in writing, with the Company, or if to the Company, to its Corporate Secretary at its principal executive offices.

6.08	NON-ALIENATION. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under the Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the Parties hereto, shall have any rights under or interest in the Agreement or the subject matter hereof. Upon the death of Employee, his beneficiary designated under Section 6.10 or, if none, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof, to the extent applicable.

6.09	ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the Parties with respect of the subject matter hereof. The Prior Agreement is hereby superseded and revoked by execution of the Agreement. No provision of the Agreement may be amended, waived, or discharged except by the mutual written agreement of the Parties. The consent of any other person(s) to any such amendment, waiver or discharge shall not be required.

6.10	SUCCESSORS AND ASSIGNS. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation of law or otherwise, including, without limitation, any corporation or other entity or persons which shall succeed (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any successor, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform the Agreement. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of Employee and his legal representatives, heirs and assigns; provided, however, that in the event of Employee’s death prior to payment or distribution of all amounts, distributions and benefits due him hereunder, if any, each such unpaid amount and distribution shall be paid in accordance with the Agreement to the person or persons designated by Employee to the Company to receive such payment or distribution and if Employee has made no applicable designation, to his estate. If the Company should split, divide or otherwise become more than one entity, all liability and obligations of the Company shall be the joint and several liability and obligation of the parties.
6.11	GOVERNING LAW. Except to the extent required to be governed by the laws of the State of Delaware because the Company is incorporated under the laws of said State, the validity, interpretation and enforcement of the Agreement shall be governed by the laws of the State of Texas.

6.12	VENUE. To the extent permitted by applicable state or federal law, venue for all proceedings hereunder will be in the U.S. District Court for the Southern District of Texas, Houston Division.

6.13	HEADINGS. The headings in the Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Agreement.

6.14	SEVERABILITY. If any provision or portion of the Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect.

6.15	PARTIAL INVALIDITY. If any part, portion or section of the Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be unaffected thereby, shall remain in full force and effect and shall be binding upon the parties hereto, and the Agreement will be construed to give meaning to the remaining provisions of the Agreement in accordance with the intent of the Agreement.

6.16	COUNTERPARTS. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together constitute one and the same instrument.

6.17	NO WAIVER. Employee’s or the Company’s failure to insist upon strict compliance with any provision of the Agreement or the failure to assert any right Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of the Agreement.
                   IN WITNESS WHEREOF, Employee has hereunto set his hand and, pursuant to the authorization from its Board and the Compensation Committee of such Board, the Company has caused these presents to be executed in its name and on its behalf.
EXECUTED in multiple originals and/or counterparts as of the date set forth below.
/s/ Ron Toufeeq
Ron Toufeeq
Date: December 31, 2008

ATTEST:	PRIDE INTERNATIONAL, INC.

/s/ W. Gregory Looser	By:	/s/ Louis A. Raspino
W. Gregory Looser		Louis A. Raspino
Senior Vice President — Legal, Information		President and Chief Executive Officer
Strategy and General Counsel

	Date:	December 31, 2008

EXHIBIT A
Waiver And Release
          Pursuant to the terms of my Employment Agreement with Pride International, Inc. effective December 31, 2008, and in exchange for the payment of $                     which is the cash amount payable pursuant to [Section ___] of the Agreement and benefits as provided in [Section ___] of the Agreement, as applicable (the “Separation Benefits”), I hereby waive all claims against and release (i) Pride International, Inc. and its directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than amounts due pursuant to [Section ___] of the Agreement, rights under [Section ___] of the Agreement and rights and benefits I am entitled to under the Benefit Plans. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)
          I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits. I acknowledge that I have been given at least [___] days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release.
          In exchange for the payment to me of the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and

Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.
          Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan or other Benefit Plans. For the avoidance of doubt, the term “Benefit Plans” includes the Company’s Supplemental Executive Retirement Plan and any outstanding stock option awards under an equity incentive plan.
          I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.
          I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], facsimile number:                     , in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
          Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

          I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company’s Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date